Exhibit 11

CONSENT OF INDEPENDENT PUBLIC
ACCOUNTING FIRM

July 10, 2019

Board of Directors

GolfSuites 5, Inc.

We hereby consent to the inclusion in the Offering Circular filed under Regulation A tier 2 on Form 1-A of our reports dated May 24, 2019, with respect to the balance sheet of GolfSuites 5, Inc. as of May 15, 2019 and the related statements of operations, stockholders’ equity/(deficit) and cash flows for the inception period from April 2, 2019 (inception) through May 15, 2019 and the related notes to the financial statements.

/s/ IndigoSpire CPA Group

Aurora, Colorado

July 10, 2019